Exhibit 107

Calculation of Filing Fee Tables

Form S-8

PLBY Group, Inc.

Security Type	Security Class Title	Fee Calculation Rule(3)		Amount Registered(1)		Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)
Equity	Common Stock, par value $0.0001 per share	457	(h)	1,691,844	(2)	$14.32	$24,227,206.10	0.0000927	$2,245.86
Total Offering Amounts							$24,227,206.10		$2,245.86
Total Fee Offsets									—
Net Fee Due									$2,245.86

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 also covers an indeterminate number of additional shares of common stock of PLBY Group, Inc. (the “Registrant”) that may be offered and issued under the PLBY Group, Inc. 2021 Equity and Incentive Compensation Plan (the “Plan”) to prevent dilution resulting from stock splits, stock distributions or similar transactions.

(2)	Represents an additional 1,691,844 shares of common stock, par value $0.0001 per share, of the Registrant issuable under the Plan. The Registrant previously filed a registration statement on Form S-8 (No. 333-259216) with respect to shares issuable under the Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act on the basis of the average of the high and low sale prices of such shares on the Nasdaq Global Market on March 25, 2022.

(4)	The Registrant does not have any fee offsets.